UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 26, 2012

Apollo Group, Inc.

(Exact name of registrant as specified in its charter)

Arizona	0-25232	86-0419443
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4025 S. Riverpoint Parkway, Phoenix, Arizona		85040
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 966-5394

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

As previously disclosed in Apollo Group’s Form 10-K for the year ended August 31, 2011, the Office of Inspector General (the “OIG”) of the U.S. Department of Education (the “Department”) is conducting an audit of the Department’s program requirements, guidance, and monitoring of institutions of higher education offering distance education. As part of this audit of the Department, the OIG selected University to Phoenix to be visited and, we believe, several other schools as well.

In connection with the OIG’s audit of the Department, the OIG examined a sample of University of Phoenix students who enrolled during the period from July 1, 2010 to June 30, 2011. The OIG has notified University of Phoenix that in the course of this review it identified certain conditions that the OIG believes are Title IV compliance exceptions at University of Phoenix. Although University of Phoenix is not the direct subject of the OIG’s audit of the Department, the OIG has asked University of Phoenix to respond so that the OIG may consider University of Phoenix’s views in formulating the OIG’s report to the Department. These exceptions relate principally to the calculation of the amount of Title IV funds returned after student withdrawals and the process for confirming student eligibility prior to disbursement of Title IV funds.

We are evaluating the OIG’s description of the conditions. The conditions include apparent interpretations of certain Title IV regulations that have been subject to examination by the Department during prior Department program reviews of the University of Phoenix. These OIG interpretations of the regulations are inconsistent with some of the historical policies and practices of the University of Phoenix. We believe that the policies and practices of University of Phoenix during the relevant time period complied with the applicable regulations.

University of Phoenix remains committed to cooperating with the OIG, and it has responded to the OIG by requesting that it be afforded additional information and time to prepare its response. We cannot predict the outcome of the OIG’s identification of the compliance conditions or whether any such outcome would materially impact University of Phoenix.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Group, Inc.

July 26, 2012	By:	/s/ Brian L. Swartz
Name: Brian L. Swartz
Title: Senior Vice President and Chief Financial Officer